Exhibit 99.(h)(13)

September 3, 2025

Venerable Variable Insurance Trust

1475 Dunwoody Drive, Suite 200

West Chester, PA 19380

Re: Amended and Restated Rule 12b-1 Fee Waiver

Ladies and Gentlemen:

Russell Investments Financial Services, LLC (“RIFS”) agrees to waive receipt of all or a portion of the Rule 12b-1 distribution and service fee payable to RIFS under the Rule 12b-1 distribution and service plan adopted by Venerable Variable Insurance Trust (“VVIT”) with respect to Class V shares.

RIFS waives receipt of the Rule 12b-1 fee until September 6, 2026, for each of the following series of VVIT to the extent necessary to limit total annual operating expenses of Class V shares of the series to the amount set forth below:

Fund	Total Annual Operating Expense Limit*
Venerable High Yield Fund	0.72%
Venerable Large Cap Index Fund	0.51%
Venerable Moderate Allocation Fund	0.89%
Venerable Strategic Bond Fund	0.80%
Venerable US Large Cap Strategic Equity Fund	0.86%

RIFS waives receipt of the Rule 12b-1 fee until September 5, 2027, for each of the following series of VVIT to the extent necessary to limit total annual operating expenses of Class V shares of the series to the amount set forth below:

Fund	Total Annual Operating Expense Limit*
Venerable US Large Cap Core Equity Fund	1.05%
Venerable Intermediate Corporate Bond Index Fund	0.66%
Venerable Conservative Allocation Fund	0.87%
Venerable Conservative Appreciation Allocation Fund	0.91%
Venerable World Conservative Allocation Fund	0.86%
Venerable Moderate Appreciation Allocation Fund	0.99%
Venerable World Moderate Allocation Fund	1.00%

1301 2nd Avenue	Tel	206-505-7877	russellinvestments.com
18th Floor	Fax	206-505-3495	Seattle / New York / Toronto / London / Paris / Amsterdam / Dubai /
Seattle, WA 98101	Toll-free	800-426-7969	Sydney / Melbourne / Auckland / Seoul / Tokyo / Shanghai

Fund	Total Annual Operating Expense Limit*
Venerable Appreciation Allocation Fund	1.01%
Venerable World Appreciation Allocation Fund	1.00%

RIFS waives receipt of the Rule 12b-1 fee until September 12, 2027, for each of the following series of VVIT to the extent necessary to limit total annual operating expenses of Class V shares of the series to the amount set forth below:

Fund	Total Annual Operating Expense Limit*
Venerable US Small Cap Fund	0.85%
Venerable Emerging Market Equity Fund	1.44%
Venerable World Equity Fund	0.85%
Venerable International Index Fund	0.70%
Venerable Mid Cap Index Fund	0.65%
Venerable Small Cap Index Fund	0.68%
Venerable Bond Index Fund	0.61%
*	For purposes of the limit, total annual operating expenses do not include interest expenses, short sale expenses, taxes, brokerage commissions, and extraordinary expenses such as litigation expenses.

RIFS further agrees that termination or modification of this letter requires approval by the Board of Trustees of VVIT. Please indicate your agreement to this letter by executing below.

Sincerely,

By:	/s/ Brad Jung

Name:	Brad Jung
Title:	President and Chairman

AGREED AND ACCEPTED BY:

Venerable Variable Insurance Trust

By:	/s/ Michal Levy

Name:	Michal Levy
Title:	President

1301 2nd Avenue	Tel	206-505-7877	russellinvestments.com
18th Floor	Fax	206-505-3495	Seattle / New York / Toronto / London / Paris / Amsterdam / Dubai /
Seattle, WA 98101	Toll-free	800-426-7969	Sydney / Melbourne / Auckland / Seoul / Tokyo / Shanghai